Exhibit 99.1

newsrelease

Santa Barbara Office

3820 State Street

Santa Barbara, CA 93105

tel: 805.563.7000

fax: 805.563.7070

www.tenethealth.com

Contacts:
Media:	Steven Campanini (805) 563-6838
Investors:	Thomas Rice (805) 563-7188

Tenet Announces Results for Third Quarter

Ended Sept. 30, 2004

Nov. 2, 2004 – Tenet Healthcare Corporation (NYSE:THC) reported a net loss of $70 million, or $0.15 per share, for its third quarter ended September 30, 2004, compared to a net loss of $308 million, or $0.66 per share, in the third quarter of 2003. The net loss for the current quarter is comprised of a net loss related to continuing operations of $52 million, or $0.11 per share, including four items with an aggregate negative net impact of $0.03 per share, described below, and a net loss related to discontinued operations of $18 million, or $0.04 per share, including two items with an aggregate positive net impact of $0.01 per share, described below.

“Tenet made real progress this quarter in building a foundation for sustainable future growth, but our results in the third quarter were disappointing in the areas of volume and bad debt expense,” said Trevor Fetter, president and chief executive officer. “Our performance was impacted by a combination of Tenet-specific challenges, significant negative industry trends, and the multiple hurricanes that battered the Southeast.  Our employees acted heroically during the hurricanes, but our hospitals were hit hard and it will take some time for them to get back on their feet.

“We clearly felt the effects of these hurricanes in reduced patient volumes, lower revenues and incrementally higher costs, and we expect a continuing impact over the next several months,” Fetter added. “In addition, our volumes declined in the quarter as a result of increased competition, deliberate actions to exit service lines that no longer fit with individual hospital strategies, physician attrition and managed care contract negotiations and terminations.  I have said before that Tenet’s recovery will take time and may encounter bumps along the road. Nonetheless, I am confident that we are on the right course, with the right strategy, the right hospitals and the right team to build long-term value for our shareholders.”

Reynold Jennings, chief operating officer, said, “Our principal focus now is on improving organizational effectiveness.  We intend to narrow the wide differences in performance among our 69 core hospitals. Some are doing quite well, while others need significant improvement.  Volume is perhaps the most significant challenge, and we are tackling it in a number of ways.  Much of this quarter’s volume decline can be directly attributed to specific decisions we made to reorient our business, and to some extent to the hurricanes. We continue to implement initiatives to address all our operational and competitive challenges, and we are making good progress that will incrementally translate into improved financial results.”

Stephen D. Farber, chief financial officer, said, “In the third quarter, we were essentially break even from a free cash flow perspective (defined as cash flow from operating activities less capital expenditures for both continuing and discontinued operations) prior to the cash received for hospital sales.  As a result, we ended the quarter with $1.3 billion of cash.  The continuing increase in uninsured patients, managed care payment delays and disputes, and the challenges in collecting patient co-pays and deductibles drove up bad debt expense on an adjusted basis this quarter.  We are working hard to address the bad debt issue, but particularly with the uninsured, we have little ability to independently address what is fundamentally a societal issue.  I am particularly proud that even with these difficult challenges, accounts receivable days outstanding for continuing operations remained essentially flat with the prior quarter.”

Continuing Operations

The net loss of $0.11 per share from continuing operations for the current quarter includes the following four items with an aggregate negative net impact of approximately $20 million pre-tax, $13 million after-tax, or $0.03 per share:

(1)                      a pre-tax loss of $12 million, $8 million after-tax, or $0.02 per share, due to the impact of four hurricanes which adversely affected the operations of the company’s hospitals in the southeastern region of the United States. This pre-tax operating loss does not include an estimated $25 million in property damage, including repair costs that will be incurred for property damaged, some of which may be covered by insurance.

(2)                      A pre-tax gain of $11 million, $7 million after-tax or $0.01 per share, from asset sales;

(3)                      litigation and investigation costs of $10 million pre-tax, $6 million after-tax, or $0.01 per share; and,

(4)                      an aggregate loss of $9 million pre-tax, $6 million after-tax or $0.01 per share, approximately two-thirds of which related to the startup of two recently opened hospitals. The remainder of the loss related to Suburban Medical Center, which was included in continuing operations for the third quarter, but it is not considered a core hospital. As previously announced, Tenet allowed Suburban Medical Center’s lease to expire on October 31.

Discontinued Operations

The net loss of $0.04 per share from discontinued operations for the current quarter includes the following two items with an aggregate negative net pre-tax impact totaling $5 million, and an aggregate positive net after-tax impact of  $5 million , or $0.01 per share:

(1)          impairment and restructuring charges of $9 million pre-tax, $5 million after-tax, or $0.01 per share which was primarily related to employee severance and retention costs offset in part by a net favorable adjustment to the estimated fair value of certain assets held for sale; and

(2)          an aggregate pre-tax gain of approximately $4 million, $10 million after-tax, or $0.02 per share, primarily related to the sale of Doctors Hospital of Jefferson in Metairie, La., and an adjustment to the estimated tax benefit related to a prior hospital sale that was part of the company’s divestiture program.

Volume

Admissions in the third quarter were 170,713, a decrease of 3,748 admissions, or 2.1 percent, compared to the third quarter of 2003.  On a same-hospital basis, admissions in the third quarter were 169,337, a decrease of 5,124 admissions, or 2.9 percent, compared to the third quarter of 2003.

Outpatient visits in the third quarter were down 9.6 percent compared to the third quarter of 2003.  On a same-hospital basis, outpatient visits in the third quarter were 1,313,535, down 11.3 percent compared to the third quarter of 2003.  Approximately half of this decrease was attributable to the sale or closure of 13 of the company’s home health agencies, hospices and clinics during 2004.  In addition, approximately 7 percent of this decrease in outpatient visits was attributable to the impact of the hurricanes in the southeast.

Same-hospital surgeries in the third quarter were 122,608 a decrease of 6,466, or 5.0 percent, compared to same-hospital surgeries of 129,074 in the third quarter of 2003.

Uninsured patients represented approximately 3.8 percent of admissions in the third quarter as compared to 3.5 percent in the second quarter of 2004. Admissions through the emergency department comprised 52 percent of total admissions for the quarter, compared to 51 percent of second quarter 2004 total admissions. Uninsured patients treated and released through the emergency department were 92,533 for the quarter, an increase of 3,112 patients over the second quarter, or a 3.5 percent sequential increase. Uninsured patients represented 23.5 percent of all patients treated and released through the emergency department in the third quarter.

Revenues

Net operating revenues for the quarter were $2,440 million, a decrease of $80 million, or 3.2 percent, from $2,520 million in the third quarter of 2003. The implementation of the Compact with Uninsured Patients (“Compact”) reduced net operating revenue in the third quarter of 2004 by $108 million, or 4.2 percent.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital. There were approximately $28 million in Compact discounts recorded in the second quarter of 2004. There were no discounts under the Compact in any prior quarter. Discounts under the Compact are expected to grow significantly in the fourth quarter as the company continues to implement the discounting provisions under the Compact, where permitted by law.  Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time self-pay accounts are recorded. Prior to implementing these discounting provisions under the Compact, a large portion of these discounts would have been recorded in our provision for doubtful accounts.

Approximately $139 million in charity care was provided in the third quarter 2004, as compared to $141 million in the second quarter of 2004.

Total uncompensated care for continuing operations, defined as the sum of charity care and provision for doubtful accounts, was $392 million in the third quarter of 2004, approximately 15 percent of the sum of net operating revenues plus charity care. In the second quarter of 2004, total uncompensated care as defined above was $626 million, or approximately 24 percent of the sum of net operating revenues plus charity care.  The second quarter of 2004 included an additional provision for doubtful accounts of $198 million in continuing operations to write down self-pay accounts receivable to their estimated net realizable value.

Net inpatient revenues were negatively impacted by a decline in our total managed care revenues. The decline in managed care revenues is primarily attributable to a reduction in managed care stop loss payments from approximately $165 million during the third quarter of 2003 to approximately $146 million during the third quarter of 2004.  Stop loss revenue has declined due to conversion of payment methodologies during contract negotiations.  It has been our objective to modify payment methodologies with key payers to reflect a more predictable yield, which is less dependent on stop loss payments, with stronger increases in base rates. In addition, we have also seen a shift in our managed care mix to more national payers whose contract terms generate lower yields than national averages.

Pricing – Same-Hospital Unit Net Revenues

Same-hospital net inpatient revenue per admission for the third quarter of 2004 was $9,336, an increase of $22, or 0.2 percent, compared to $9,314 in the third quarter of 2003.  However, this statistic has been reduced by the Compact. If the discounts under the Compact were added back to net inpatient revenue for the third quarter of 2004, it would produce a non-GAAP measure of adjusted net inpatient revenue per admission of $9,667, an increase of $353, or 3.8 percent, over the prior-year quarter, primarily related to self-pay revenue. (A reconciliation of net operating revenues to adjusted net operating revenues and provision for doubtful accounts to adjusted provision for doubtful accounts, how the company uses the measures and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.” The foregoing also applies to all non-GAAP measures described below.)

Same-hospital net outpatient revenue per visit was $556, up $17, or 3.2 percent, in the third quarter compared to $539 in the third quarter of 2003.   This statistic has also been impacted by the Compact.  If the discounts under the Compact were added back to net outpatient revenue, it would produce a non-GAAP measure of $595, an increase in same-hospital net outpatient revenue per visit of $56, or 10.4 percent, in the third quarter of 2004 compared to the prior-year quarter. Same-hospital net outpatient revenue per visit was significantly impacted by the sale or closure of certain home health agencies, hospices and clinics during the year. These entities typically generate lower revenue per visit than other outpatient services.

Controllable Operating Expenses

Controllable operating expenses (consisting of salaries and benefits, supplies, and other operating expenses) were $2,058 million in the third quarter, a decrease of $54 million, or 2.6 percent, as compared with $2,112 million in the second quarter.

Salaries, wages and benefits were $1,078 million, or 44.2 percent of net operating revenues in the third quarter, down $19 million, or 1.7 percent, on a sequential basis from $1,097 million in the second quarter of 2004. If the discounts under the Compact were added back to net operating revenues, it would have resulted in a non-GAAP measure of salaries, wages and benefits as a percent of adjusted net operating revenues of 42.3 percent in the third quarter of 2004 compared to 43.1 percent in the second quarter on a comparable basis. Salaries, wages and benefits were $875 per equivalent patient day, a decline of $10, or 1.1 percent, compared with the sequential quarter.

Supplies expense was $423 million in the third quarter, or 17.3 percent of net operating revenues, compared to $427 million in the second quarter, or 17.0 percent of net operating revenues. If the discounts under the Compact were added back to net operating revenues, supplies expense as a percent of the adjusted net operating revenues would have resulted in a non-GAAP measure of 16.6 percent compared to 16.8 percent for the second quarter of 2004 on a comparable basis. Supplies expense was $343 per equivalent patient day, a decline of $2, or 0.6 percent, compared with the sequential quarter.

Other operating expenses were $557 million in the third quarter, or 22.8 percent of net operating revenues, down from $588 million, or 23.4 percent of net operating revenues in the second quarter. If the discounts under the Compact were added back to net operating revenues, other operating expenses as a percent of the adjusted net operating revenues, would have resulted in a non-GAAP measure of 21.9 percent in the third quarter compared to 23.1 percent in the second quarter on a comparable basis. Other operating expenses were $452 per equivalent patient day, a decline of $23, or 4.8 percent, relative to the sequential quarter. Included in other operating expenses in the second and third quarters of 2004 are $100 million and $55 million, respectively, of malpractice expense.  Malpractice expense of $100 million in the second quarter of 2004 included costs associated with (1) adverse loss development and (2) a change in the discount rate that resulted from a change in our claim payment patterns based on a review that was performed during the quarter.  These costs did not exist to the same degree in the third quarter of 2004 which caused a decrease in malpractice expense on a sequential quarter basis.

Provision for Doubtful Accounts

Provision for doubtful accounts, or bad debt expense, was $253 million in the third quarter of 2004, a decline of $160 million from the provision for doubtful accounts of $413 million in the third quarter of 2003.  The provision in the third quarter of 2003 included an additional charge of $167 million to write down accounts receivable to their estimated net realizable value.  Bad debt expense was 10.4 percent of net operating revenues in the third quarter of 2004, compared to 16.4 percent of net operating revenues in the third quarter of 2003. This statistic is impacted by the $108 million in Compact net revenue discounts provided to uninsured patients in the third quarter of 2004. There was a corresponding $99 million reduction in the provision for doubtful accounts. If these impacts from the Compact are added back to net operating revenues and bad debt expense, this non-GAAP measure would have resulted in adjusted bad debt expense being 13.8 percent of adjusted net operating revenues. In the second quarter of 2004, bad debt expense as a percent of net operating revenue was 19.4 percent.  If the impacts from the Compact are added back to net operating revenues and bad debt expense, and the additional non-cash charge of $198 million to increase our provisions for doubtful accounts is excluded from bad debt expense in the second quarter of 2004, the non-GAAP measure would be 12.4 percent.

The increase in bad debt expense was largely the result of the continued growth in uninsured patients and the growing balances from insurance deductibles and required patient co-payments. Bad debt expense was also impacted by the refusal of certain managed care payers to pay on a timely basis as well as disputes with certain managed care payers. Tenet is actively pursuing collection and resolution to these disputes.

Impairment and Restructuring Charges

During the quarter ended September 30, 2004, impairment and restructuring charges of $2 million were recorded in continuing operations which consisted primarily of employee severance costs.

Impairment and restructuring charges of $9 million were recorded in discontinued operations consisting primarily of employee severance and retention costs offset in part by a net favorable adjustment to the estimated fair value of certain assets held for sale.  The company cautions that additional impairment and restructuring charges are likely in future periods.

Accounts Receivable

Accounts receivable declined by $138 million, or 7.2 percent, from $1,929 million on June 30, 2004, to $1,791 million on September 30, 2004.

Accounts receivable from continuing operations were $1,490 million at September 30, 2004, a decrease of $62 million from $1,552 million at June 30, 2004. Accounts receivable days outstanding from continuing operations were essentially flat, increasing by 0.1 day to 56.2 days at September 30, 2004, from 56.1 days at June 30, 2004

Accounts receivable for discontinued operations also declined in the quarter, falling to $301 million at September 30, 2004, a decline of $76 million, from $377 million at June 30, 2004.

Hospital Divestitures

Tenet operated 72 hospitals at June 30, 2004 in continuing operations, and 70 hospitals at September 30, 2004.  These hospital counts exclude hospitals operated and included in discontinued operations. One hospital, Suburban Medical Center, remained in continuing operations at September 30, 2004, pending lease expiration, which occurred as scheduled on October 31, 2004.    With the completion of this divestiture, Tenet’s continuing operations beginning in the fourth quarter of 2004 will include only its core group of 69 hospitals.

During the quarter Tenet made significant progress in its previously announced asset sale program.  As of November 2, Tenet has divested seven of the 27 hospitals included in the divestiture plan.  Tenet has also entered into definitive agreements to divest an additional 13 hospitals from the original group of 27.  Discussions are ongoing for the remaining seven hospitals, and Tenet remains confident that it will meet its estimate of $600 million in total proceeds, including related tax benefits.  Although it is possible that not all of the divesture transactions will close by December 31, 2004, we will continue to work towards entering into definitive agreements to divest the remaining hospitals in the plan by year-end, with closings to take place as soon as possible.

Cash Flow

Cash balances were $1,323 million at September 30, 2004, up $130 million from the cash position of $1,193 million at June 30, 2004.

Net cash provided by operating activities contributed $123 million in cash for the quarter, and $208 million in the nine months ended September 30, 2004.  This includes point of service cash collections of $26.2 million in the quarter, up from $23.6 million, in the third quarter of 2003 for a year-over-year increase of 11.0 percent.

In accordance with generally accepted accounting principles, these cash flow figures exclude capital expenditures, proceeds of asset sales, and certain other items. Proceeds from assets sales added $106 million to cash in the quarter and $295 million year-to-date.

The 2004 year-to-date cash provided from operations includes a cash outflow of $163 million related to a legal judgment involving a former executive paid in the first quarter and $32 million of government settlements paid in the second quarter.

Capital Expenditures

Capital expenditures in the quarter were $116 million comprised of $97 million for continuing operations, $5 million for discontinued operations and $14 million for completing the construction of our new hospitals in Bartlett, Tenn., and Frisco, Texas.  For the nine months ended September 30, 2004, capital expenditures totaled $366 million.  Tenet reaffirmed its expectation for total 2004 capital expenditures of approximately $600 million.

Liquidity

Total debt was $4.5 billion at September 30, 2004, up from $4.0 billion at December 31, 2003; however, net debt, defined as debt less cash, decreased to $3.2 billion at the end of the third quarter of 2004, down from $3.4 billion at December 31, 2003. There were no outstanding cash borrowings on the company’s revolving credit line at September 30, 2004, and the available credit under the revolving credit line, net of $222 million of outstanding letters of credit, was approximately $578 million.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30
(Dollars in millions except per share amounts)	2004	%	2003 (1)%		Change

Net operating revenues	$2,440	100.0%	$2,520	100.0%	(3.2)%
Operating expenses:
Salaries and benefits	(1,078)	44.2%	(1,045)	41.5%	3.2%
Supplies	(423)	17.3%	(395)	15.7%	7.1%
Provision for doubtful accounts (2)	(253)	10.4%	(413)	16.4%	(38.7)%
Other operating expenses (3)	(557)	22.8%	(552)	21.9%	0.9%
Depreciation	(93)	3.8%	(88)	3.5%	5.7%
Amortization	(6)	0.2%	(4)	0.2%	50.0%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(2)	0.1%	(15)	0.6%
Costs of litigation and investigations (5)	(10)	0.4%	(253)	10.0%
Loss from early extinguishment of debt (6)	—	—	—	—

Operating income (loss)	18	0.8%	(245)	(9.8)%

Interest expense	(91)		(73)
Investment earnings	6		2
Minority interests	(1)		(6)

Loss from continuing operations before income taxes	(68)		(322)
Income tax benefit	16		117
Loss from continuing operations	(52)		(205)

Discontinued operations:
Loss from operations of asset group	(32)		(67)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(9)		(93)
Net gain on sales of asset group	4		—
Income tax benefit	19		57

Loss from discontinued operations	(18)		(103)

Net loss	(70)		(308)

Diluted loss per common share and common equivalent share:
Continuing Operations	(0.11)		(0.44)
Discontinued Operations	(0.04)		(0.22)
	(0.15)		(0.66)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	466,646		463,629

	Nine Months Ended September 30
(Dollars in millions except per share amounts)	2004	%	2003 (1)%		Change

Net operating revenues	$7,544	100.0%	$7,728	100.0%	(2.4)%
Operating expenses:
Salaries and benefits	(3,274)	43.4%	(3,222)	41.7%	1.6%
Supplies	(1,285)	17.0%	(1,198)	15.5%	7.3%
Provision for doubtful accounts (2)	(1,018)	13.5%	(852)	11.0%	19.5%
Other operating expenses (3)	(1,683)	22.3%	(1,606)	20.8%	4.8%
Depreciation	(273)	3.6%	(270)	3.5%	1.1%
Amortization	(16)	0.2%	(15)	0.2%	6.7%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(33)	0.4%	(324)	4.2%
Costs of litigation and investigations (5)	(29)	0.4%	(327)	4.2%
Loss from early extinguishment of debt (6)	(5)	0.1%	—	—

Operating loss	(72)	(0.9)%	(86)	(1.1)%

Interest expense	(242)		(219)
Investment earnings	13		12
Minority interests	(6)		(21)
Net gain on sale of subsidiary common stock
and long-term investments	6		9
Impairment of investment securities	—		(5)

Loss from continuing operations before income taxes	(301)		(310)
Income tax benefit	99		78
Loss from continuing operations	(202)		(232)

Discontinued operations:
Loss from operations of asset group	(230)		(21)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(414)		(320)
Net gain on sales of asset group	33		—
Income tax benefit	195		50

Loss from discontinued operations	(416)		(291)

Net loss	(618)		(523)

Diluted loss per common share and common equivalent share:
Continuing Operations	(0.43)		(0.50)
Discontinued Operations	(0.90)		(0.62)
	(1.33)		(1.12)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,956		466,391

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	September 30, 2004	December 31, 2003
Cash and cash equivalents	$1,323	$619
Net accounts receivable	1,791	2,415
Assets held for sale	565	129
Other current assets	1,208	1,085

Current assets	4,887	4,248
Current liabilities	(2,101)	(2,394)

Net working capital	2,786	1,854
Investments and other assets	308	386
Net property and equipment	4,837	5,557
Goodwill	1,913	1,949
Net intangible assets	181	158
Long-term debt, net of current portion	(4,487)	(4,039)
Other long-term liabilities and minority interests	(1,689)	(1,504)
Shareholders’ equity	(3,849)	(4,361)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003

Net cash provided by operating activities	$208	$720
Cash flow from investing activities:
Purchases of property and equipment	(366)	(563)
Proceeds from sales of facilities and other assets	295	40
Cash released from escrow accounts to fund construction costs	88	—
Investment in hospital authority bonds	(3)	(107)
Other items	(15)	(2)
Cash flows from financing activities:
Proceeds from borrowings	—	49
Payment of borrowings	(16)	(909)
Sale of new senior notes	954	986
Repurchases of senior notes	(450)	—
Repurchases of common stock	—	(208)
Other items	9	3

Net increase in cash and cash equivalents	704	9

Supplemental disclosures:
Interest paid	(183)	(151)
Income taxes paid, net of refunds received	(53)	(334)

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Quarter Ended September 30, 2004

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003 (1)	Change	2004	2003 (1)	Change
Net inpatient revenues	$1,597	$1,625	(1.7)%	$4,966	$4,990	(0.5)%
Net outpatient revenues	$751	$799	(6.0)%	$2,298	$2,403	(4.4)%
Number of hospitals (at end of period)	70	68	2 *	70	68	2 *
Licensed beds (at end of period)	18,090	17,905	1.0%	18,090	17,905	1.0%
Average licensed beds	18,106	17,933	1.0%	18,026	17,970	0.3%
Utilization of licensed beds	52.7%	53.4%	(0.7)%*	54.9%	55.6%	(0.7)%*
Patient days	877,620	881,546	(0.4)%	2,713,169	2,726,370	(0.5)%
Equivalent patient days	1,231,594	1,234,422	(0.2)%	3,780,108	3,793,029	(0.3)%
Net inpatient revenue per patient day	$1,820	$1,843	(1.2)%	$1,830	$1,830	—
Admissions	170,713	174,461	(2.1)%	522,891	527,554	(0.9)%
Equivalent admissions	241,830	246,254	(1.8)%	734,483	740,297	(0.8)%
Net inpatient revenue per admission	$9,355	$9,314	0.4%	$9,497	$9,459	0.4%
Average length of stay (days)	5.1	5.1	— *	5.2	5.2	— *
Net outpatient revenue per visit	$561	$539	4.1%	$529	$535	(1.1)%
Outpatient visits	1,339,354	1,481,465	(9.6)%	4,345,573	4,489,489	(3.2)%
Sources of net patient revenue
Medicare	25.1%	24.7%		25.6%	25.3%
Medicaid	7.9%	7.9%		7.5%	7.9%
Managed care	49.5%	50.7%		49.4%	50.9%
Indemnity, self-pay and other	17.5%	16.7%		17.5%	15.9%

Same Hospitals
Net inpatient revenues	$1,581	$1,625	(2.7)%	$4,929	$4,990	(1.2)%
Net outpatient revenues	$730	$799	(8.6)%	$2,249	$2,403	(6.4)%
Number of hospitals (at end of period)	68	68	— *	68	68	— *
Average licensed beds	17,838	17,933	(0.5)%	17,874	17,970	(0.5)%
Patient days	870,893	881,546	(1.2)%	2,697,722	2,726,370	(1.1)%
Net inpatient revenue per patient day	$1,815	$1,843	(1.5)%	$1,827	$1,830	(0.2)%
Admissions	169,337	174,461	(2.9)%	520,029	527,554	(1.4)%
Net inpatient revenue per admission	$9,336	$9,314	0.2%	$9,478	$9,459	0.2%
Average length of stay (days)	5.1	5.1	— *	5.2	5.2	— *
Net outpatient revenue per visit	$556	$539	3.2%	$525	$535	(1.9)%
Outpatient visits	1,313,535	1,481,465	(11.3)%	4,281,806	4,489,489	(4.6)%

*This change is the difference between the 2004 and 2003 amounts shown.

TENET HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

	3 Months Ended			9 Months Ended
(Dollars in millions except per share amounts)	3/31/04 (1)	6/30/04 (1)	9/30/04	9/30/04

Net operating revenues	$2,587	$2,517	$2,440	$7,544
Operating expenses:
Salaries and benefits	(1,099)	(1,097)	(1,078)	(3,274)
Supplies	(435)	(427)	(423)	(1,285)
Provision for doubtful accounts	(278)	(487)	(253)	(1,018)
Other operating expenses	(538)	(588)	(557)	(1,683)
Depreciation	(89)	(91)	(93)	(273)
Amortization	(5)	(5)	(6)	(16)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(21)	(2)	(33)
Costs of litigation and investigations	(10)	(9)	(10)	(29)
Loss from early extinguishment of debt	—	(5)	—	(5)

Operating income (loss)	123	(213)	18	(72)

Interest expense	(77)	(74)	(91)	(242)
Investment earnings	4	3	6	13
Minority interests	(5)	—	(1)	(6)
Net gain on sale of long-term investments	—	6	—	6

Income (loss) from continuing operations before income taxes	45	(278)	(68)	(301)
Income tax benefit (expense) from continuing operations	(22)	105	16	99
Income (loss) from continuing operations	23	(173)	(52)	(202)

Discontinued operations:
Loss from operations of asset group	(79)	(119)	(32)	(230)
Impairment of long-lived assets and goodwill, and restructuring charges	(136)	(269)	(9)	(414)
Net gain (loss) on sales of asset group	(2)	31	4	33
Income tax benefit	72	104	19	195

Loss from discontinued operations	(145)	(253)	(18)	(416)

Net loss	(122)	(426)	(70)	(618)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	0.05	(0.37)	(0.11)	(0.43)
Discontinued Operations	(0.31)	(0.54)	(0.04)	(0.90)
	(0.26)	(0.91)	(0.15)	(1.33)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,590	465,922	466,646	465,956

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended			9 Months Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04	9/30/04
Net inpatient revenues	$1,712	$1,657	$1,597	$4,966
Net outpatient revenues	$782	$765	$751	$2,298
Facilities owned or operated	68	70	70	70
Licensed beds at end of period	17,952	18,158	18,090	18,090
Average licensed beds	17,952	18,021	18,106	18,026
Utilization of licensed beds	58.3%	53.9%	52.7%	54.9%
Patient days	952,012	883,537	877,620	2,713,169
Equivalent patient days	1,309,363	1,239,151	1,231,594	3,780,108
Net inpatient revenue per patient day	$1,798	$1,876	$1,820	$1,830
Admissions	180,975	171,203	170,713	522,891
Equivalent admissions	250,517	242,136	241,830	734,483
Net inpatient revenue per admission	$9,460	$9,679	$9,355	$9,497
Average length of stay (days)	5.3	5.2	5.1	5.2
Net outpatient revenue per visit	$512	$517	$561	$529
Outpatient visits	1,527,731	1,478,488	1,339,354	4,345,573

Sources of net patient revenue
Medicare	25.9%	25.8%	25.1%	25.6%
Medicaid	7.6%	7.1%	7.9%	7.5%
Managed care	49.5%	49.4%	49.5%	49.4%
Indemnity, self-pay and other	17.0%	17.7%	17.5%	17.5%

TENET HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal 2003 by Calendar Quarter

(Refer to Explanatory Note 1) (Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/03	6/30/03	9/30/03	12/31/03	12/31/03

Net operating revenues	$2,638	$2,570	$2,520	$2,470	$10,198
Operating expenses:
Salaries and benefits	(1,079)	(1,098)	(1,045)	(1,047)	(4,269)
Supplies	(402)	(401)	(395)	(412)	(1,610)
Provision for doubtful accounts	(215)	(224)	(413)	(290)	(1,142)
Other operating expenses	(512)	(542)	(552)	(516)	(2,122)
Depreciation	(91)	(91)	(88)	(91)	(361)
Amortization	(5)	(6)	(4)	(5)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(196)	(113)	(15)	(1,068)	(1,392)
Costs of litigation and investigations	(6)	(68)	(253)	45	(282)

Operating income (loss)	132	27	(245)	(914)	(1,000)

Interest expense	(72)	(74)	(73)	(74)	(293)
Investment earnings	6	4	2	4	16
Minority interests	(7)	(8)	(6)	0	(21)
Net gain on sale of subsidiary common stock and long-term investments	—	9	—	7	16
Impairment of investment securities	—	(5)	—	—	(5)

Income (loss) from continuing operations before income taxes	59	(47)	(322)	(977)	(1,287)
Income tax benefit (expense) from continuing operations	(51)	12	117	150	228
Income (loss) from continuing operations	8	(35)	(205)	(827)	(1,059)

Discontinued operations:
Income (loss) from operations of asset group	24	22	(67)	(74)	(95)
Impairment of long-lived assets and goodwill, and restructuring charges	(61)	(166)	(93)	(371)	(691)
Net gains on sales of asset group	—	—	—	274	274
Income tax benefit (expense)	9	(16)	57	44	94

Loss from discontinued operations	(28)	(160)	(103)	(127)	(418)

Net loss	(20)	(195)	(308)	(954)	(1,477)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	0.02	(0.08)	(0.44)	(1.78)	(2.27)
Discontinued Operations	(0.06)	(0.34)	(0.22)	(0.27)	(0.90)
	(0.04)	(0.42)	(0.66)	(2.05)	(3.17)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	472,325	465,110	463,629	464,549	465,927

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS  - CONTINUING OPERATIONS

Fiscal 2003 by Calendar Quarter

(Refer to Explanatory Note 1) (Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/03	6/30/03	9/30/03	12/31/03	12/31/03
Net inpatient revenues	$1,713	$1,652	$1,625	$1,606	$6,596
Net outpatient revenues	$809	$795	$799	$760	$3,163
Facilities owned or operated	68	68	68	68	68
Licensed beds at end of period	17,987	17,969	17,905	17,953	17,953
Average licensed beds	17,995	17,981	17,933	17,909	17,954
Utilization of licensed beds	58.3%	55.1%	53.4%	55.0%	55.4%
Patient days	943,496	901,328	881,546	905,845	3,632,215
Equivalent patient days	1,301,069	1,257,538	1,234,422	1,253,398	5,046,427
Net inpatient revenue per patient day	$1,816	$1,833	$1,843	$1,773	$1,816
Admissions	179,166	173,927	174,461	176,060	703,614
Equivalent admissions	249,303	244,740	246,254	245,275	985,572
Net inpatient revenue per admission	$9,561	$9,498	$9,314	$9,122	$9,374
Average length of stay (days)	5.3	5.2	5.1	5.1	5.2
Net outpatient revenue per visit	$537	$529	$539	$516	$531
Outpatient visits	1,506,179	1,501,845	1,481,465	1,472,554	5,962,043

Sources of net patient revenue
Medicare	25.6%	25.5%	24.7%	24.5%	25.1%
Medicaid	7.6%	8.1%	7.9%	8.1%	7.9%
Managed care	51.6%	50.5%	50.7%	50.7%	50.9%
Indemnity, self-pay and other	15.2%	15.9%	16.7%	16.7%	16.1%

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that, in accordance with state laws, we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of this year at many of our hospitals and will be in effect at most of our hospitals by the end of this year. We are evaluating and addressing legal and other issues that may limit our ability to implement the discounting components of the Compact at our hospitals in Texas. Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those charges had often been written down as provision for doubtful accounts. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts.

Also, during the quarter ended June 30, 2004, we further modified our process for estimating and writing down all existing self-pay accounts (and all future self-pay accounts receivable when they are recorded) to their estimated net realizable value, resulting in an additional provision for doubtful accounts in the amount of $254 million, of which $198 million was for continuing operations and $56 million was for discontinued operations. This change in how we estimate the net realizable value of self-pay accounts was attributable to the continued increase in numbers of uninsured and underinsured patients.

In light of Tenet beginning to phase in the discounts for uninsured patients under the Compact during the second quarter of this year at many of our hospitals, and the recording of additional provisions for doubtful accounts of $198 million in continuing operations in the second quarter as described above, the company is providing additional supplemental data. It does so to show the effect that the discounts under the Compact and the additional provisions for doubtful accounts of $198 million have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because net operating revenues and provisions for doubtful accounts in periods prior and subsequent to the second quarter ended June 30, 2004 are not indicative of future periods. Tenet compensates for the limitations by also utilizing comparable generally accepted accounting principles (“GAAP”) measures. In spite of the limitations, the company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.  The company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons. Investors are encouraged, however, to use GAAP measures when evaluating the company’s financial performance.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact and the additional provisions for doubtful accounts, as described above, for the three-month periods ended June 30, 2004 and September 30, 2004.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for three-month periods ended June 30, 2004 and September 30, 2004.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact and Additional Provisions for Doubtful Accounts

(Unaudited)

	Fiscal 2004 - Quarter Ended June 30
(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)	Actual GAAP Amounts	Compact and Bad Debt Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

Net operating revenues	$2,517	$28	*	$2,545	100.0%	100.0%
Operating expenses:
Salaries and benefits	(1,097)	—		(1,097)	43.6%	43.1%
Supplies	(427)	—		(427)	17.0%	16.8%
Provision for doubtful accounts (2)	(487)	172	**	(315)	19.4%	12.4%
Other operating expenses (3)	(588)	—		(588)	23.4%	23.1%

Same Hospitals
Net inpatient revenue	$1,647	$17		$1,664
Net outpatient revenue	$749	$11		$760
Admissions	170,386			170,386
Outpatient Visits	1,458,289			1,458,289

Net inpatient revenue per admission	$9,666			$9,766
Net outpatient revenue per visit	$514			$521

* Represents the impact of the discounts under the Compact for the quarter.

** Represents $198 million of additional provisions for doubtful accounts, offset by a $26 million impact due to the Compact.

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)	Fiscal 2004 - Quarter Ended September 30
	Actual GAAP Amounts	Compact Adjustment		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP %of Adjusted Net Operating Revenues

Net operating revenues	$2,440	$108	*	$2,548	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,078)	—		(1,078)	44.2%	42.3%
Supplies	(423)	—		(423)	17.3%	16.6%
Provision for doubtful accounts (2)	(253)	(99	)*	(352)	10.4%	13.8%
Other operating expenses (3)	(557)	—		(557)	22.7%	21.9%

Same Hospitals
Net inpatient revenue	$1,581	$56		$1,637
Net outpatient revenue	$730	$52		$782
Admissions	169,337			169,337
Outpatient Visits	1,313,535			1,313,535

Net inpatient revenue per admission	$9,336			$9,667
Net outpatient revenue per visit	$556			$595

* Represents the impact of the discounts under the Compact for the quarter.

TENET HEALTHCARE CORPORATION

Explanatory Notes

1.                                       Certain calendar year 2003 and 2004 information has been reclassified to conform to the current period’s presentation. These reclassifications, primarily for discontinued operations, have no impact on total assets, liabilities, shareholders’ equity, net loss or cash flows.

2.                                       During the quarter ended September 30, 2003, we recorded additional provisions for doubtful accounts in the amount of $167 million for continuing operations to write down our patient accounts receivable to their estimated net realizable value. The additional charge consisted of two components: (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns of self-pay and managed care accounts receivable. During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $198 million in continuing operations to further write-down self-pay patients accounts receivable.  These changes in how we estimate net realizable value of patient accounts receivable were the result of adverse changes in our business mix as admissions of uninsured patients grew at escalating rates.  This trend is due to a combination of broad economic factors, including unemployment levels, increasing numbers of individuals and employers who choose not to purchase insurance, and the increasing burden of co-payments to be made by patients instead of insurers.  In addition to the changes in self-pay trends, the collectibility of managed care accounts receivable continues to change.  We were experiencing and continue to experience significant payment pressure from managed care companies concerning substantial amounts of past billings.

3.                                       Other operating expenses include malpractice insurance expense of $55 million for the quarter ended September 30, 2004 and $69 million for the prior year quarter.  For the corresponding nine-month periods, malpractice expense was $218 million and $189 million, respectively.  This increase in malpractice expense reflects costs associated with (1) adverse loss development and (2) a change in the discount rate that resulted from a change in our claim payment patterns, which resulted in an increase in our professional liability reserves.

4.                                       During the nine months ended September 30, 2004, we recorded restructuring charges of $33 million, consisting of $19 million in employee severance costs, $8 million in non-cash stock option modification costs related to terminated employees, and $6 million in contract termination and other costs.

During the nine months ended September 30, 2003, we recorded impairments of long-lived assets and goodwill, and restructuring charges totaling $324 million.  During the quarter ended March 31, 2003, we recorded goodwill impairment of $187 million related to our Central-Northeast region at that time.  Impairment charges of $38 million related primarily to the write-down of long-lived assets to their estimated fair values at two hospitals.  Restructuring charges during the nine months totaled $99 million and consisted of $58 million in employee severance, benefits and relocation costs, $36 million in non-cash stock option modification costs related to terminated employees, $16 million in contract termination and consulting costs, and an $11 million reduction in reserves for restructuring charges recorded in prior periods.

5.                                       Costs of litigation and investigations for the quarter ended September 30, 2004 were $10 million and consisted primarily of miscellaneous settlements and costs to defend the Company against a number of lawsuits and investigations arising primarily after October 2002.  We recorded $253 million in the prior year quarter, which included an additional charge of $244 million for an award of contract damages to a former executive.

6.                                       During the quarter ended June 30, 2004, we sold $1 billion of new Senior Notes in a private placement and received net proceeds of approximately $954 million after deducting discounts and related expenses.  A portion of the proceeds from the offering were used to repurchase $260 million of our outstanding 5 3/8% Senior Notes due 2006 and $190 million of our 5% Senior Notes due 2007.  As a result of these repurchases, we recorded a $5 million loss from early extinguishment of debt.  The remaining portion of the net proceeds will be used for general corporate purposes, which may include the repurchase or repayment of other outstanding debt.

7.                                       During the quarter ended September 30, 2004, we recorded in discontinued operations $9 million in impairment and restructuring charges, consisting primarily of employee severance and retention costs offset by a net favorable adjustment to the estimated fair value of certain assets held for sale.  During the prior year quarter, we recorded an impairment charge of $93 million, consisting of $65 million to write-down goodwill and $28 million to write-down long-lived assets, to their estimated fair values.

During the nine months ended September 30, 2004, we recorded impairment and restructuring charges of $414 million in discontinued operations consisting of $340 million in impairment charges and $74 million in restructuring charges.  The impairment charges consisted of approximately $307 million for the write-down of long-lived assets and $33 million for the write-down of goodwill, each to their estimated fair values.  The restructuring charges consisted of $21 million in employee severance and retention costs, $5 million primarily for lease termination costs and $48 million in costs related to an academic affiliation agreement with Drexel University College of Medicine in Philadelphia.  In connection with our divestiture of Medical College of Pennsylvania Hospital, we are contractually responsible for certain university costs.

During the nine months ended September 30, 2003, we recorded impairment and restructuring charges of $320 million in discontinued operations consisting primarily of $214 million for the write-down of long-lived assets and $87 million for the write-down of goodwill to their estimated fair values, less costs to sell if applicable.